                                                  --------------------------
                                                         OMB APPROVAL
                                                  --------------------------
                                                  OMB Number: 3235-0145
                                                  --------------------------
                                                  Expires: December 31, 2005
                                                  --------------------------
                                                  Estimated average burden
                                                  hours per response. . . 11
                                                  --------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                           Cohesant Technologies Inc.
                           --------------------------
                                (Name of Issuer)

                                  Common Stock
                            ----------------------
                         (Title of Class of Securities)

                                   192480 10 1
                             ---------------------
                                 (CUSIP Number)

                                 April 16, 2004
                  ------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










SEC 1745  PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
(02-02) IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP No. 192480 10 1                                               Page 2 of 4

-----------------------------------------------------------------------------------------------------------
     1.                          Names of Reporting Persons.
                                 I.R.S. Identification Nos. of above persons (entities only).

                                 Morton A. Cohen
--------------------------------------------
     2.                          Check the Appropriate Box if a Member of a Group (See Instructions)
                                 (a)
                                 (b)              X
--------------------------------------------
     3.                          SEC Use Only
                                 ...............................................................
--------------------------------------------
     4.                          Citizenship or Place of Organization        United States
-----------------------------------------------------------------------------------------------------------

                                 5.               Sole Voting Power
                                                  119,925
                                                  --------
                                 --------------------------------------------------------------------------
Number of
Shares Beneficially              6.               Shared Voting Power
Owned by Each Reporting                           1,175,980
Person With:                                      ---------
                                 --------------------------------------------------------------------------

                                 7.               Sole Dispositive Power
                                                  119,925
                                                  ---------
                                 --------------------------------------------------------------------------

                                 8.               Shared Dispositive Power
                                                  1,175,980
                                                  ---------
-----------------------------------------------------------------------------------------------------------
     9.                          Aggregate Amount Beneficially Owned by Each Reporting Person:  1,295,905
                                                                                               ----------
--------------------------------------------
     10.                         Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
--------------------------------------------
     11.                         Percent of Class Represented by Amount in Row (9) :           49.3%
                                                                                               -----
--------------------------------------------
     12.                         Type of Reporting Person (See Instructions)
                                 IN

ITEM 1.
(a)      Issuer:                            Cohesant Technologies Inc.
(b)      Principal executive office:        5845 West 82nd St.
                                            Indianapolis, IN 46278
ITEM 2.
(a)      Person Filing:                     Morton A. Cohen
(b)      Principal business office:         1801 East Ninth Street, Suite 1120
                                            Cleveland, Ohio  44114
(c)      Citizenship:                       United States
(d)      Class:                             Common Stock, $.001 par value
(e)      CUSIP:                             192480 10 1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b) OR
240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.    OWNERSHIP:
(a)      Amount beneficially owned as of  April 16, 2004:             1,295,905
(b)      Percent of Class:               Morton A. Cohen                  49.3%
(c)      (i)      Sole power to vote or to direct the vote:             119,925
(ii)     Shared power to vote or to direct the vote:                  1,175,980
(iii)    Sole power to dispose or to direct the disposition of:         119,925
(iv)     Shared power to dispose or to direct the disposition of      1,175,980

The foregoing includes 5,000 shares issuable upon exercise of outstanding stock options and 1,175,980 owned by Clarion Capital Corporation, a corporation controlled by Mr. Cohen.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable

ITEM 10.  CERTIFICATION:

         Not Applicable

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:    April 21, 2004               /s/ Morton A. Cohen
         --------------               -----------------------------------
                                               Morton A. Cohen